EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Extends Expiration Date
of Tender Offers for GulfTerra Notes to September 24

        Houston, Texas (Tuesday, September 14, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) announced that its principal operating subsidiary, Enterprise Products Operating L.P. (referred to as “Enterprise”), is extending the Expiration Time of its four cash tender offers to purchase any and all of the outstanding senior subordinated and senior notes of GulfTerra Energy Partners, L.P. and GulfTerra Energy Finance Corporation (collectively referred to as “GulfTerra”) from September 17, 2004 to 5:00 p.m. New York City time on September 24, 2004. The Purchase Price for each series of GulfTerra notes will be determined at 2:00 p.m. New York City time on the second business day preceding the Expiration Time.

         The cash tender offers were initiated by Enterprise on August 4, 2004, and included a solicitation of consents to proposed amendments that would eliminate certain restrictive covenants and default provisions contained in the indentures governing the notes. Through August 13, 2004, holders of approximately 99.3% of the aggregate outstanding amount of all four series tendered their notes, thereby consenting to the proposed amendments and qualifying for the Consent Payment of $30 per $1,000 of notes, and no significant change to that percentage has occurred. This consent payment is in addition to the tender offer Purchase Price offered by Enterprise for each series of notes.

        GulfTerra has executed supplements to the indentures that affect the proposed amendments. However, the supplements will become effective only upon Enterprise’s purchase of more than a majority in principal amount of the outstanding GulfTerra notes. Enterprise will purchase these notes promptly after the expiration time for the tender offers, provided that the conditions to the tender offers, including the completion of the merger between Enterprise Products Partners L.P. and GulfTerra Energy Partners, L.P., have been satisfied or waived.

        Enterprise recently satisfied one of these conditions by entering into a $2.25 billion acquisition credit facility, providing an unsecured 364-day facility that will be available for interim financing of certain transactions associated with the merger, the refinancing of GulfTerra’s existing secured credit facility and term loans, and the purchase of all of the GulfTerra notes that are tendered to Enterprise.

        Enterprise’s tender offers are contingent upon the completion of the merger and therefore, the expiration time of the tender period will be subsequent to the merger closing date. This extension was made based on our current expectations of the earliest probable closing date for the merger.

        This press release does not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of Enterprise’s Offer to Purchase and Consent Solicitation Statement dated August 4, 2004 and related letter of transmittal. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers shall be deemed made on behalf of Enterprise by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to them. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the contemplated transaction and the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believes that such expectations reflected in such forward-looking statements are reasonable, neither it nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities;
•	the failure to complete its proposed merger with GulfTerra;
•	the failure to successfully integrate the respective business operations upon completion of the proposed merger with GulfTerra or its failure to successfully integrate any future acquisitions; and
•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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